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                                                                       EXHIBIT 5



                       [TROUTMAN SANDERS LLP LETTERHEAD]





                                 June 20, 1996


Zale Corporation
901 West Walnut Hill Lane
Irving, Texas  75038

Gentlemen:

                 We have acted as counsel to Zale Corporation (the "Company") in connection with the proposed public offering and sale by the Company and a stockholder of the Company (the "Selling Shareholder") of up to 8,016,750 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), 4,875,854 of which will be sold by the Selling Shareholder (the "Shareholder's Shares") and up to 3,140,896 of which will be sold by the Company (the "Company Shares"), pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Shareholder and Salomon Brothers Inc, McDonald & Company Securities, Inc. and PaineWebber Incorporated (the "Underwriters").

                 This opinion is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion by this reference. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards.

                 In the capacity described above, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Company's Registration Statement on Form S-3 (File No. 333-05131), as amended (the "Registration Statement"), the form of Common Stock certificate, the Restated Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, the Warrant Agreement between the Company and The First National Bank of Boston dated as of July 30, 1993 as to the Company's Warrants to Purchase Common Stock, Series A (the "Series A Warrants"), corporate and other documents, records and papers,
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Zale Corporation
June 20, 1996
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certificates of public officials and certificates of officers of the Company and of the Selling Shareholder. In such examination, we have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

                 On the basis of such examination, it is our opinion that, subject to (i) compliance with the pertinent provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; and
(ii) compliance with the applicable provisions of the securities or "blue sky" laws of the various states, the Shareholder's Shares and the Company Shares will be when sold pursuant to the Underwriting Agreement duly and validly issued, fully paid, nonassessable shares of the Company's Common Stock.

                 We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus.

                                                   Very truly yours,

                                                   /s/ TROUTMAN SANDERS LLP

                                                   TROUTMAN SANDERS LLP





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